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BA0DOCS1\16615.02
EXHIBIT 21

              MERRY-GO-ROUND ENTERPRISES, INC.
               SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary                    State of Incorporation
MGRR, Inc.                                      Delaware
MGR Distribution, Inc.                          Maryland
Worth Stores Corp.                              Delaware
MGRE 1001, Inc.                                 Maryland
MGRE 1002, Inc.                                 Maryland
MGRE 1003, Inc.                                 Maryland
MGRE 1004, Inc.                                 Maryland
MGRE 1005, Inc.                                 Maryland
MGRE 1006, Inc.                                 Maryland
MGRE 1007, Inc.                                 Maryland
Check Assurance Systems                         Maryland
Fairground Entertainment, Inc.                  Maryland
The Hollywood Stores, Inc.                      Maryland
Rosedale Chess King, Inc.                      Minnesota